Capital Income Builder
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

October 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,352,221
Class B	$62,736
Class C	$238,478
Class F1	$119,555
Class F2	$77,197
Total	$2,850,187
Class 529-A	$69,584
Class 529-B	$3,298
Class 529-C	$19,405
Class 529-E	$2,822
Class 529-F1	$2,167
Class R-1	$5,161
Class R-2	$23,773
Class R-3	$35,238
Class R-4	$17,407
Class R-5	$18,322
Class R-6	$35,361
Total	$232,538

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.1300
Class B	$1.7276
Class C	$1.7201
Class F1	$2.1194
Class F2	$2.2430
Class 529-A	$2.0864
Class 529-B	$1.6653
Class 529-C	$1.6880
Class 529-E	$1.9625
Class 529-F1	$2.1952
Class R-1	$1.7306
Class R-2	$1.7299
Class R-3	$1.9502
Class R-4	$2.1132
Class R-5	$2.2644
Class R-6	$2.2892

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,099,994
Class B	30,554
Class C	132,125
Class F1	58,883
Class F2	40,426
Total	1,361,982
Class 529-A	34,226
Class 529-B	1,734
Class 529-C	11,584
Class 529-E	1,463
Class 529-F1	1,026
Class R-1	2,869
Class R-2	13,662
Class R-3	18,075
Class R-4	8,564
Class R-5	8,514
Class R-6	19,699
Total	121,416

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$52.75
Class B	$52.79
Class C	$52.75
Class F1	$52.75
Class F2	$52.73
Class 529-A	$52.74
Class 529-B	$52.76
Class 529-C	$52.71
Class 529-E	$52.73
Class 529-F1	$52.75
Class R-1	$52.72
Class R-2	$52.72
Class R-3	$52.74
Class R-4	$52.74
Class R-5	$52.77
Class R-6	$52.76